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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Dollars in millions, except ratios)

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

                                                     Three
                                                    Months
                                                     ended
                                               December 31         Years ended September 30
                                               -----------  --------------------------------------
                                                      1998    1998    1997    1996    1995    1994
                                                      ----    ----    ----    ----    ----    ----

Earnings:
   Pre-tax income from continuing operations...      $48.0  $168.0  $117.0  $279.8  $256.0  $118.3
   Distributed income of affiliated companies..        1.1     7.5    10.4    11.2    11.7     5.6
   Add fixed charges:
     Interest on indebtedness..................       10.9    42.0    43.2    41.7    35.6    41.7
     Portion of rents representative of
       the interest factor.....................        1.3     5.1     4.9     4.8     5.5     5.9
                                                     -----  ------  ------  ------  ------  ------
  Income as adjusted...........................      $61.3  $222.6  $175.5  $337.5  $308.8  $171.5

Fixed charges:
  Interest on indebtedness.....................      $10.9   $42.0   $43.2   $41.7   $35.6   $41.7
  Portion of rents representative of
     the interest factor.......................        1.3     5.1     4.9     4.8     5.5     5.9
                                                     -----  ------  ------  ------  ------  ------

  Total fixed charges..........................      $12.2   $47.1   $48.1   $46.5   $41.1   $47.6

  Ratio of earnings to fixed charges...........        5.0     4.7     3.6     7.3     7.5     3.6
                                                     =====  ======  ======  ======  ======  ======
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